Exhibit 21.1

AXIS CAPITAL HOLDING LIMITED
SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Jurisdiction of Incorporation
AXIS Specialty Limited	Bermuda
AXIS Specialty U.S. Services, Inc.	Delaware
AXIS Specialty U.S. Holdings, Inc.	Delaware
AXIS Surplus Insurance Company	Illinois
AXIS Reinsurance Company	New York
AXIS Specialty Insurance Company	Connecticut
AXIS Insurance Company	Illinois
Combined Specialty Group, Inc.	Delaware
AXIS Specialty Holdings Ireland Limited	Ireland
AXIS Re Limited	Ireland
AXIS Specialty Europe Limited	Ireland
AXIS Specialty UK Holdings Limited	United Kingdom